Exhibit 99.1

Spring Valley Acquisition Corp. Announces the Separate Trading of its Class A Ordinary
Shares and Warrants Commencing December 8, 2020

DALLAS, December 8, 2020—(BUSINESS WIRE)—Spring Valley Acquisition Corp. (NASDAQ: SVSVU) (the “Company”) announced that, commencing December 8, 2020, holders of the units sold in the Company’s initial public offering of 23,000,000 units, completed on November 27, 2020, may elect to separately trade the Class A ordinary shares and warrants included in the units. Any units not separated will continue to trade on the Nasdaq Capital Market (the “Nasdaq”) under the symbol “SVSVU,” and the separated Class A ordinary shares and warrants are expected to trade on the Nasdaq under the symbols “SV” and “SVSVW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and warrants.

The units were initially offered by the Company in an underwritten offering. Cowen and Company, LLC and Wells Fargo Securities, LLC acted as joint book-running managers and Drexel Hamilton, LLC and Siebert Williams Shank & Co., LLC acted as co-managers of the offering. A registration statement relating to the units and the underlying securities was declared effective by the Securities and Exchange Commission (the “SEC”) on November 23, 2020.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Spring Valley Acquisition Corp.

Spring Valley Acquisition Corp. is a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. While the Company may pursue an initial business combination target in any business or industry, the Company is targeting companies focusing on sustainability, including clean energy and storage, smart grid/efficiency, environmental services and recycling, mobility, water and wastewater management, advanced materials and technology enabled services. The Company’s sponsor is supported by Pearl Energy Investment Management, LLC, a Dallas, Texas-based investment firm that focuses on partnering with best-in-class management teams to invest in the North American energy industry.

Forward-Looking Statements

This press release may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this press release are forward-looking statements. When used in this press release, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions identify forward-looking statements. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus relating to the Company’s initial public offering filed with the SEC. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

For more information, please contact:

Spring Valley Acquisition Corp.

www.sv-ac.com

Robert Kaplan
Robert.Kaplan@sv-ac.com

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